Exhibit 99.1

Earnings Release

Paysign, Inc. Reports Third Quarter 2025 Financial Results

•	Delivered strong performance with record revenue and improved profitability

•	Third quarter 2025 total revenues of $21.60 million, up 41.6% from third quarter 2024

•	Third quarter 2025 net income of $2.22 million, up 54.2% from $1.44 million a year ago, while diluted earnings per share was $0.04 versus $0.03 for third quarter 2024

•	Third quarter 2025 Adjusted EBITDA of $5.04 million (23.3% of revenues), up 78.1% from $2.83 million (18.5% of revenues) a year ago, while diluted Adjusted EBITDA per share was $0.08 versus $0.05 for third quarter 2024[1]

•	Year-over-year plasma revenue increased 12.4% to $12.86 million; exited the quarter with 595 plasma centers, an increase of 117 plasma centers over the past 12 months; average monthly revenue per plasma center decreased to $7,122 compared to $7,991 for the same period last year

•	Year-over-year pharma patient affordability revenue increased 141.9% to $7.92 million; exited the quarter with 105 active programs, an increase of 39 programs over the past 12 months; average quarterly revenue per program increased to $75,434 compared to $49,599 for the same period last year; number of processed claims increased more than 60% over the same period last year

•	Exited the quarter with $7.53 million of unrestricted cash and zero bank debt; unrestricted cash was reduced at quarter end by $9.36 million related to payment timing on passthrough claim reimbursement receivables and related payables

•	Third quarter 2025 gross dollar load volume and gross spend volume were up 21.0% and 19.2%, respectively, over third quarter 2024

1Adjusted EBITDA and Adjusted EBITDA per share are non-GAAP metrics used by management to gauge the operating performance of the business – see reconciliation of net income to Adjusted EBITDA at the end of the press release.

HENDERSON, Nev. – November 12, 2025 – (Business Wire) – Paysign, Inc. (NASDAQ: PAYS), a leading provider of patient affordability programs, donor compensation solutions, engagement and management software platforms and integrated payment processing for the life sciences industries, today announced financial results for the third quarter 2025.

“Q3 2025 proved once again to be a record-breaking quarter for Paysign,” said Mark Newcomer, President and CEO. “Our revenue soared to $21.6 million, reflecting an outstanding 41.6% year-over-year growth rate. Adjusted EBITDA reached a new high of $5.0 million, up 78.1%, while net income improved by a healthy 54.2% to $2.2 million. These results underscore the exceptional momentum and improving operational efficiencies driving our business forward.”

“Our pharma patient affordability business continues to exceed expectations, growing an impressive 141.9%. We ended the quarter with 105 active programs and anticipate adding another 20-30 programs before year end, a testament to the strong demand for our innovative solutions. During the quarter, we announced the opening of our new, 30,000-square-foot customer service contact center. This transformative expansion has increased our support capacity fourfold, empowering us to meet the surging demand and deliver exceptional service as we prepare for significant acceleration in our patient affordability business in the new year. With this enhanced infrastructure, we are fully prepared to capitalize on the tremendous growth opportunities ahead and continue setting new standards for excellence.”

1

“Our plasma donor compensation business returned to year-over-year growth, increasing 12.4% over the prior year. Our suite of SaaS donor engagement technologies has been well received by plasma collection companies and plasmapheresis machine manufacturers alike. We continue to showcase these products to the plasma industry as we await FDA 510(k) approval on our donor management system targeted at the blood and plasma collection space.”

“With patient affordability continuing its exceptional growth trajectory, growth returning to plasma, and the many opportunities that lie ahead for our SaaS engagement technology solutions, we are well-positioned to deliver long term value to our shareholders.”

2025 Third Quarter Results

The following additional details are provided to aid in understanding Paysign’s third quarter 2025 results versus third quarter 2024:

•	Total revenues increased 41.6%, or $6.34 million. The increase was attributable to the following factors:

o	Plasma revenue increased $1.42 million, or 12.4%, primarily due to the addition of 117 net plasma centers added during the past 12 months offset by a decline in plasma donations and dollars loaded to cards as plasma inventory levels have normalized, which has reduced our average monthly revenue per center as compared to the same period in the prior year. We exited the quarter with 595 centers, a reduction of 12 centers from the prior quarter, due to planned center closures of underperforming centers from one of our customers.
o	Pharma patient affordability revenue increased $4.65 million, or 141.9%, primarily due to the financial benefit of 39 net pharma patient affordability programs launched during the past 12 months, and a corresponding increase in monthly management fees, setup fees, claim processing fees, and other billable services such as dynamic business rules and call center support. We added eight net pharma patient affordability programs during the third quarter of 2025 versus the second quarter of 2025, exiting the quarter with 105 active programs. At the end of October 2025, we had 118 active programs. Processed claims increased by over 60% compared to the same period last year. Average quarterly revenue per program for the third quarter of 2025 was $75,434 versus $49,599 during the same period last year.
o	Other revenue increased by $273 thousand, or 50.4%, primarily due to the growth and usage in the number of cardholders of our payroll, retail and corporate incentive programs.

•	Cost of revenues increased 39.3%, or $2.66 million, compared to the same period in the prior year. Cost of revenues is comprised of transaction processing fees, data connectivity and data center expenses, network fees, bank fees, card production and postage costs, customer service, application integration setup and sales and commission expense. The increase in cost of revenues consisted primarily of (i) increased variable costs of approximately $1.72 million, or 64.7%, related to the addition of 117 net plasma centers; (ii) increased customer care expense of approximately $546 thousand, or 20.5%, associated with the overall growth in our plasma and pharma patient affordability businesses, a new customer service contact center, wage inflation pressures, a tight labor market, and increased benefit costs; (iii) increased third-party program network fees of approximately $196 thousand, or 7.4%, associated with our pharma patient affordability programs; (iv) increased sales commission expense of approximately $187 thousand, or 7.0%, related to the increase in overall revenue for programs in which we pay commission expenses; and (v) other increased expenses connected to fraud of approximately $10 thousand.

•	Gross profit increased by $3.68 million, or 43.4%, compared to the same period in the prior period, resulting from the launch of an additional 39 net pharma patient affordability programs during the past 12 months, and a corresponding increase in setup fees, monthly management fees, claim processing fees and other billable fees. Gross profit also benefited from the addition of 117 net plasma centers during the past 12 months, and corresponding revenue and beneficial impact of a variable cost structure, as many of the plasma transaction costs are variable in nature and are provided by third parties who charge us based on the number of active cards outstanding and transactions that occurred during the period. The increase in gross profit was offset by increased costs from network fees, third-party service providers, sales commission expense and customer service costs mentioned above, primarily driven by the overall growth in our business. The increase in gross margin resulted primarily from a greater contribution of total revenue from our pharma patient affordability business which has higher gross profit margins than our other businesses.

2

•	Selling, general and administrative expenses increased by $2.16 million, or 34.7%, compared to the same period in the prior year and consisted primarily of an increase in (i) compensation and benefits of approximately $847 thousand, or 39.2%, due to continued hiring to support our growth primarily from our pharma patient affordability business, a tight labor market and increased benefit costs; (ii) stock-based compensation costs of approximately $692 thousand, or 32.0%, related to the issuance of additional restricted stock units for new hires and employee retention; (iii) technologies and telecom of approximately $163 thousand, or 7.5%, primarily related to ongoing platform security investments; (iv) travel and entertainment costs approximately of $54 thousand, or 2.5%; (v) general expenses of approximately $94 thousand, or 4.3%, primarily related to conferences, deliveries and employee education; (vi) outside professional services of approximately $78 thousand, or 3.6%, for audit, tax and human resources; and (vii) other expenses of approximately $3 thousand, as well as a $230 thousand, or 10.6%, decrease in the amount of platform development costs that were capitalized.

•	Depreciation and amortization expense increased by $625 thousand, or 39.9%, due mainly to the continued capitalization of new software development costs and equipment purchases related to enhancements to our processing platform.

•	Other income decreased by $137 thousand primarily related to the implied interest expense related to future cash payments for the Gamma acquisition of $132 thousand and slightly lower interest rates and average bank account balances primarily from our plasma customers at our sponsor bank.

•	We recorded an income tax expense of $30 thousand which was based on our net operating income adjusted for discrete items that occurred within the quarter. The effective tax rate of 1.4% compared to 3.6% reflects the impact of discrete items related to the appreciation of our stock price during our third quarter of 2025.
•	Net income of $2.22 million, or $0.04 per diluted share, increased by $778 thousand, or 54.2%, compared to net income of $1.44 million, or $0.03 per diluted share, during the same period last year. The overall change in net income relates to the factors mentioned above.

•	“EBITDA,” defined as earnings before interest, taxes, depreciation and amortization expense, which is a non-GAAP metric, increased by $1.52 million, or 67.3%, to $3.77 million due to the factors mentioned above.

•	“Adjusted EBITDA,” which excludes stock-based compensation from EBITDA, and which is a non-GAAP metric used by management to gauge the operating performance of the business, increased by $2.21 million, or 78.1%, to $5.04 million, or $0.08 per diluted share, due to the factors mentioned above.

Third Quarter 2025 Milestones

•	Exited the quarter with approximately 8.1 million cardholders and approximately 660 card programs.
•	Quarter-over-quarter revenue increased 41.6%.
•	Pharma patient affordability revenue increased 141.9%.
•	Plasma revenue increased 12.4%.
•	Exited the quarter with 595 plasma donation centers.
•	Exited the quarter with 105 active pharma patient affordability programs.

Balance Sheet at September 30, 2025

The company’s total cash balances decreased $3.79 million from December 31, 2024, for the reasons discussed below.

Unrestricted cash decreased $3.24 million to $7.53 million from December 31, 2024, primarily from payment timing on passthrough claim reimbursement receivables and related payables associated with our patient affordability business in the amount of $9.36 million. Also impacting our unrestricted cash balance was the ongoing investment in our platform, the purchase of the assets of Gamma Innovation LLC (“Gamma”), the opening of a new customer service contact center and the repurchase of 100,000 shares of common stock. These decreases were offset by improvements in our operating results, collection of tax credits and proceeds from exercised stock options.

Restricted cash decreased $553 thousand to $111.02 million from December 31, 2024, primarily related to a decrease in customer program deposits for our plasma customers and funds on cards of $12.12 million, offset by an increase of pharma patient affordability deposits of $11.57 million. Restricted cash is funds used for customer card funding and pharmaceutical claim reimbursements with a corresponding offset under current liabilities.

3

Updated 2025 Outlook

“We delivered another quarter of solid operating results with our pharma patient affordability business leading the way, representing 36.7% of revenue, a significant increase from the 21.5% of revenue it contributed during the same period last year. This, coupled with the 117 net plasma centers we added over the past 12 months, continues to help offset the decline we continue to experience in plasma due largely to an industry-wide oversupply of plasma inventories which we expect will abate in the first half of 2026. Our gross profit margins improved by 70 basis points (bps) from 55.5% to 56.3%, due to a greater percentage of pharma patient affordability revenues, offset by the new plasma centers not being fully mature as well as additional costs associated with our new customer service contact center. Our operating margin improved by 280 bps from 4.5% to 7.3%, our net margin improved by 90 bps, from 9.4% to 10.3% and our Adjusted EBITDA margin improved by 480 bps, from 18.5% to 23.3%, demonstrating the operating leverage inherent in our business model while still making significant investments in people and infrastructure to ensure the success of our growing businesses,” said Jeff Baker, Paysign CFO.

“With the results of our third quarter of 2025 now in the books, we are once again revising our full-year 2025 estimated results upward. In general, we expect our fourth quarter results to be similar to our third quarter results, reflecting flat plasma revenue, the launch of additional patient affordability programs and seasonally lower claim activity. Full-year 2025 total revenues are now estimated to be in the range of $80.5 million to $81.5 million, reflecting year-over-year growth of 38.7% at the midpoint. Plasma is estimated to make up approximately 57% of total revenue, reflecting modest year-over-year growth, while pharma patient affordability revenue is expected to make up approximately 41% of total revenue, representing year-over-year growth of over 155%. Full-year gross profit margins are expected to be approximately 60%. We expect operating expenses to be between $41.5 million and $42.5 million with depreciation and amortization expenses of approximately $8.4 million and stock-based compensation expense of approximately $4.3 million. Interest income is estimated to be approximately $2.6 million, reflecting lower interest rates and the implied interest expense for future Gamma payments. We expect our full-year tax rate to be 18.7% and our fully diluted share count to be 59.76 million shares. Taking all the factors above into consideration, we expect net income to be between $7.0 million and $8.0 million for the year, or $0.12 to $0.13 per diluted share. At the mid-point, this equates to a net margin of 9.3% versus 6.5% the year prior, an improvement of 280 basis points. Adjusted EBITDA is expected to be in the range of $19.0 million to $20.0 million, or $0.32 to $0.34 per diluted share. At the mid-point, this equates to an Adjusted EBITDA margin of 24.1% versus 16.5% the year prior, an improvement of 760 basis points,” Baker concluded.

Third Quarter 2025 Financial Results Conference Call Details

The company will hold a conference call at 5:00 p.m. Eastern time on Wednesday, November 12, 2025, to discuss its third quarter 2025 financial results. The conference call may include forward-looking statements. The dial-in information for this call is 877.407.2988 (within the U.S.) and +1.201.389.0923 (outside the U.S.). A call replay will be available until May 12, 2026, and can be accessed by dialing 877.660.6853 (within the U.S.) and +1.201.612.7415 (outside the U.S.), using passcode 13756404.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking under federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. All statements, besides statements of fact included in this release are forward-looking. Such forward-looking statements include, among others, our belief that our third quarter financial results underscore the exceptional momentum and improving operational efficiencies driving our business forward; our expectation to add another 20-30 programs before year-end, a testament to the strong demand for our innovative solutions; our belief that the opening of our new customer service contact center is a transformative expansion that has increased our support capacity fourfold, empowering us to meet the surging demand and deliver exceptional service as we prepare for significant acceleration in our patient affordability business in the new year; our belief that with this enhanced infrastructure, we are fully prepared to capitalize on the tremendous growth opportunities ahead and continue setting new standards for excellence; our belief that with patient affordability continuing its exceptional growth trajectory, growth returning to plasma and the many opportunities that lie ahead for our SaaS engagement technology solutions, we are well-positioned to deliver long-term value to our shareholders; our expectation that the industry-wide oversupply of plasma inventories will abate in the first half of 2026; our belief that the improvement of our operating margin, our net margin and our Adjusted EBITDA margin demonstrates the operating leverage inherent in our business model while still making significant investments in people and infrastructure to ensure the success of our growing business; our expectations for fourth quarter results to be similar to our third quarter results, reflecting flat plasma revenue, the launch of additional patient affordability programs and seasonally lower claim activity; and our expectations for total revenues, plasma revenue percentage of total revenue, pharma patient affordability revenue percentage of total revenue, gross profit margins, operating expenses, depreciation and amortization expenses, stock-based compensation expense, interest income, tax rate, fully diluted share count, net income, net margin, Adjusted EBITDA and Adjusted EBITDA margin for the full-year 2025. We caution that these statements are qualified by important risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the inability to continue our current growth rate in future periods; that a downturn in the economy could reduce our customer base and demand for our products and services, which could have an adverse effect on our business, financial condition, profitability and cash flows; operating in a highly regulated environment; failure by us or business partners to comply with applicable laws and regulations; changes in the laws, regulations, credit card association rules or other industry standards affecting our business; that a data security breach could expose us to liability and protracted and costly litigation; and other risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2024. Except to the extent required by federal securities laws, the company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

4

About Paysign, Inc.

Paysign, Inc. (NASDAQ: PAYS) is a leading financial services provider uniquely positioned to provide technology solutions tailored to the healthcare industry. As an early innovator in prepaid card programs, pharma patient affordability, digital banking services and integrated payment processing, Paysign enables countless exchanges of value for businesses, consumers and government agencies across all industry types.

Incorporated in southern Nevada in 1995, Paysign operates on a powerful, high-availability payments platform with cutting-edge fintech capabilities that can be seamlessly integrated with our clients’ systems. This distinctive positioning allows Paysign to provide end-to-end technologies that securely manage transaction processing, cardholder enrollment, value loading, account management, data and analytics and customer service. Paysign’s architecture is known for its cross-platform compatibility, flexibility and scalability – allowing our clients and partners to leverage these advantages for cost savings and revenue opportunities.

Through Paysign’s direct connections for processing and program management, the company navigates all aspects of the prepaid card lifecycle completely in house – from concept and card design to inventory, fulfillment and launch. The company’s 24/7/365 in-house, bilingual customer service is facilitated through live agents, interactive voice response (IVR) and two-way SMS alerts, reflecting the company’s commitment to world-class consumer support.

For more than two decades, Paysign has been a trusted partner for major pharmaceutical and healthcare companies, as well as multinational corporations, delivering fully managed programs built to meet their individual business goals. The company’s suite of offerings include solutions for corporate rewards, prepaid gift cards, general purpose reloadable (GPR) debit cards, employee incentives, consumer rebates, donor compensation, clinical trials, healthcare reimbursement payments and copay assistance. For more information, visit paysign.com.

Contacts:

Investor Relations: 888.522.4810 paysign.com/investors ir@paysign.com	Media Relations: Alicia Ches 888.522.4850 pr@paysign.com

5

Paysign, Inc.

Condensed Consolidated Statements of Operation (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues
Plasma industry	$12,860,478	$11,439,534	$33,014,282	$33,080,830
Pharma industry	7,920,604	3,274,888	24,293,163	8,338,433
Other	815,396	542,009	1,965,535	1,358,841
Total revenues	21,596,478	15,256,431	59,272,980	42,778,104

Cost of revenues	9,446,089	6,783,117	23,676,598	19,779,776

Gross profit	12,150,389	8,473,314	35,596,382	22,998,328

Operating expenses
Selling, general and administrative	8,378,018	6,217,844	23,976,238	18,149,506
Depreciation and amortization	2,190,420	1,565,621	6,111,520	4,291,648
Total operating expenses	10,568,438	7,783,465	30,087,758	22,441,154

Income from operations	1,581,951	689,849	5,508,624	557,174

Other income
Interest income, net	663,666	800,715	2,031,024	2,345,416

Income before income tax provision	2,245,617	1,490,564	7,539,648	2,902,590
Income tax provision	30,482	53,727	1,350,652	459,555

Net income	$2,215,135	$1,436,837	$6,188,996	$2,443,035

Net income per share
Basic	$0.04	$0.03	$0.11	$0.05
Diluted	$0.04	$0.03	$0.10	$0.04

Weighted average common shares
Basic	54,797,527	53,450,613	54,205,002	53,102,454
Diluted	61,770,520	56,051,960	58,955,421	55,613,026

6

Paysign, Inc.

Condensed Consolidated Balance Sheets

	September 30, 2025 (Unaudited)	December 31, 2024 (Audited)
ASSETS
Current assets
Cash	$7,529,047	$10,766,982
Restricted cash	111,022,839	111,576,204
Accounts receivable, net	49,644,417	32,639,242
Other receivables	651,294	1,606,276
Prepaid expenses and other current assets	2,456,060	2,247,929
Total current assets	171,303,657	158,836,633

Fixed assets, net	1,451,605	1,157,975
Intangible assets, net	23,341,906	12,239,717
Goodwill	4,487,637	–
Operating lease right-of-use asset	5,935,797	2,792,922
Deferred tax asset, net	2,988,483	4,000,950

Total assets	$209,509,085	$179,028,197

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$39,441,663	$34,330,217
Customer card funding	110,360,889	111,328,270
Operating lease liability, current portion	583,773	448,008
Other liabilities, current portion	1,728,852	–
Total current liabilities	152,115,177	146,106,495

Operating lease liability, long-term portion	5,495,452	2,480,070
Other liabilities, long-term portion	6,140,651	–

Total liabilities	163,751,280	148,586,565

Commitments and contingencies (Note 9)
Stockholders’ equity
Preferred stock: $0.001 par value; 25,000,000 shares authorized; none issued and outstanding	–	–
Common stock; $0.001 par value; 150,000,000 shares authorized, 55,977,596 and 54,358,382 issued at September 30, 2025 and December 31, 2024, respectively	55,978	54,358
Additional paid-in capital	34,133,548	24,632,205
Treasury stock at cost, 934,708 and 834,708 shares, respectively	(2,148,715)	(1,772,929)
Retained earnings	13,716,994	7,527,998
Total stockholders’ equity	45,757,805	30,441,632

Total liabilities and stockholders’ equity	$209,509,085	$179,028,197

7

Paysign, Inc. Non-GAAP Measures

To supplement Paysign’s financial results presented on a GAAP basis, we use non-GAAP measures that exclude from net income the following cash and non-cash items: interest, taxes, depreciation and amortization and stock-based compensation. We believe these non-GAAP measures used by management to gauge the operating performance of the business help investors better evaluate our past financial performance and potential future results. Non-GAAP measures should not be considered in isolation or as a substitute for comparable GAAP accounting, and investors should read them in conjunction with the company’s financial statements prepared in accordance with GAAP. The non-GAAP measures we use may be different from, and not directly comparable to, similarly titled measures used by other companies.

“EBITDA” is defined as earnings before interest, taxes, depreciation and amortization expense. “Adjusted EBITDA” reflects the adjustment to EBITDA to exclude stock-based compensation charges.

EBITDA and Adjusted EBITDA are not intended to represent cash flows from operations, operating income or net income as defined by U.S. GAAP as indicators of operating performances. Management cautions that amounts presented in accordance with Paysign’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies calculate Adjusted EBITDA in the same manner.

Paysign, Inc.

Adjusted EBITDA (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Reconciliation of Adjusted EBITDA to net income:
Net income	$2,215,135	$1,436,837	$6,188,996	$2,443,035
Income tax provision	30,482	53,727	1,350,652	459,555
Interest income, net	(663,666)	(800,715)	(2,031,024)	(2,345,416)
Depreciation and amortization	2,190,420	1,565,621	6,111,520	4,291,648
EBITDA	3,772,371	2,255,470	11,620,144	4,848,822
Stock-based compensation	1,265,591	573,499	2,892,309	1,907,588
Adjusted EBITDA	$5,037,962	$2,828,969	$14,512,453	$6,756,410

Adjusted EBITDA per share
Basic	$0.09	$0.05	$0.27	$0.13
Diluted	$0.08	$0.05	$0.25	$0.12

Weighted average common shares
Basic	54,797,527	53,450,613	54,205,002	53,102,454
Diluted	61,770,520	56,051,960	58,955,421	55,613,026

8

“EBITDA margin” is defined as earnings before interest, income taxes, depreciation and amortization expense as a percentage of the company’s revenue and “Adjusted EBITDA margin” reflects the adjustment to EBITDA margin to exclude stock-based compensation expense as a percentage of revenue. A reconciliation of net income margin to EBITDA margin and Adjusted EBITDA margin is provided in the table below.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2025		2024		2025		2024
Reconciliation of adjusted EBITDA margin to net income margin:
Net income margin	10.3%		9.4%		10.4%		5.7%
Income tax provision	0.1%		0.4%		2.3%		1.1%
Interest income, net	(3.1%	)	(5.2%	)	(3.4%	)	(5.5%	)
Depreciation and amortization	10.1%		10.3%		10.3%		10.0%
EBITDA margin	17.5%		14.8%		19.6%		11.3%
Stock-based compensation	5.9%		3.8%		4.9%		4.5%
Adjusted EBITDA margin	23.3%		18.5%		24.5%		15.8%

9